Exhibit 10.218

Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

AMENDMENT NO. 1 TO THE AGREEMENT

This Amendment No. 1 (the “Amendment”), is effective as of the 10th day of October, 2005, by and among Takeda San Diego, Inc., a Delaware corporation having a place of business at 10410 Science Center Drive, San Diego, CA 92121 (“TSD”), Takeda Pharmaceutical Company Limited, a corporation organized under the laws of Japan, having its principal place of business at 1-1 Doshomachi 4-chome, Chuo-ku, Osaka, Japan ( “TPC”), Development Partners, LLC, a Delaware limited liability company having its principal place of business at 3151 South 17th Street, Wilmington, NC 28412 (“PPD”), and Pharmaceutical Product Development, Inc., a North Carolina corporation having its principal place of business at 3151 South 17th Street, Wilmington, NC 28412 (“PPD, Inc.”).

WHEREAS, TSD, TPC, PPD and PPD, Inc. are parties to that certain Agreement dated July 13, 2005 (the “Agreement”); and

WHEREAS, TSD, TPC, PPD and PPD, Inc. wish to amend the Agreement in order to modify the timing and transfer of the IND for 322 and 619, modify milestone payments associated with Phase III development and clarify the contract assignment and indemnification obligations of the Parties.

NOW, THEREFORE, that for and in consideration of the foregoing premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. All capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Agreement.

2. Schedule 2.1(a)(i)(2) (Third Party Contracts Assumed by TSD) is replaced in its entirety with the attached new Schedule 2.1(a)(i)(2) in which subsection I (Renal Impairment Site Agreements) has been deleted.

3. Section 3.3 is replaced in its entirety with the following new Section 3.3:

3.3. Delivery of Documents and Materials. Promptly following the Effective Date, PPD shall deliver to TSD any and all data and documentation in PPD’s Control related to the development of a Compound or Product, and not in the possession of TSD, on the Effective Date. Following the Effective Date, PPD shall promptly notify TSD if it later discovers any data or documentation in PPD’s Control related to the development of a Compound or Product that was not previously delivered to TSD and shall promptly deliver such to TSD. PPD transferred to Takeda Global Research & Development Center, Inc. (“TGRD”) the legal title to the associated INDs presently on file and any comparable filings in other countries of the Territory for SYR110322 and SYR110619 on September 1, 2005. PPD shall transfer to TSD ownership of all Drug Substance, CTM and Finished Product of SYR110322 and SYR110619 and any other Material in its possession as of the Effective Date of this Agreement, the amounts of which are listed on Schedule 3.3.

4. The table in Section 5.2(a) is replaced in its entirety with the following new table for Section 5.2(a):

Milestone Event	Milestone Payment

Dosing of any Product to the twentieth (20th) subject in a Phase III Trial	Fifteen million dollars ($15,000,000)

[*]	[*] million dollars ($[*])

[*]	[*] million dollars ($[*])

[*]	[*] million dollars ($[*])

[*]	[*] million dollars ($[*])

[*]	[*] million dollars ($[*])

[*]	[*] million [*] hundred thousand dollars ($[*])

5. Section 7.1 is deleted in its entirety and replaced with the following:

7.1 TSD Indemnification of PPD. TSD hereby agrees to indemnify, defend and hold harmless PPD and its Affiliates and their directors, officers, agents and employees (the “PPD Indemnitees”) from and against any and all damages,

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) resulting from suits, claims, proceedings, or causes of action (“Claims”) brought by a Third Party against such PPD Indemnitee arising from: (i) any allegation of infringement or misappropriation of a Third Party’s intellectual property relating to the subject matter of this Agreement; (ii) any breach by TSD or its Affiliates of a representation or warranty contained in this Agreement; (iii) any breach of this Agreement or applicable law by TSD or its Affiliates; (iv) the handling, possession, development, manufacturing, marketing, distribution, promotion, sale or use of Product; (v) any allegation of injury or death caused by any person’s use of Product; (vi) any liability or other claim (including without limitation, injury or death) for the use of any Drug Substance, CTM, or Product; (vii) the breach or other violation of any underlying license to the Intellectual Property licensed to TSD by PPD in Section 3.2, by TSD and its Permitted Sellers and other licensees or subcontractors; (viii) the exercise of any right(s) under the Intellectual Property, by TSD and its Permitted Sellers and other licensees or subcontractors; (ix) any failure by TSD or its Affiliates to comply in all material respects with applicable laws in connection with the performance of their respective obligations or the exercise of their respective rights under this Agreement; (x) the negligence or willful misconduct of TSD or its Affiliates in the performance of this Agreement; (xi) the contracts listed in Schedule 2.1(a)(i)(l) that are assigned to TSD pursuant to Section 2.1(a)(i), but only to the extent such Claim arises from activities under such contracts that occur after the Effective Date; and/or (xii) the Letters of Indemnification, Phase II Clinical Research Agreements and Renal Impairment Site Agreements identified on Schedule 7.1 attached hereto, but only to the extent a Claim arises from activities under such agreements that occur after the Effective Date.

The foregoing indemnification obligations shall not apply to the extent such PPD Losses result from (1) breach by PPD or its Affiliates of a representation or warranty contained in this Agreement or, with respect to Section 7.1(xii) only, the Global Master Agreement, Clinical Research Management Services (Phases II-IV) dated July 13, 2005 executed by PPD, Takeda Global Research & Development Center, Inc. and Takeda Europe Research & Development Centre Ltd. (“Clinical Agreement”); and/or (2) breach of this Agreement, applicable law or, with respect to Section 7.1(xii) only, the Clinical Agreement by the PPD Indemnitee; and/or (3) the negligence or willful misconduct of the PPD Indemnitee in the performance of this Agreement or, with respect to Section 7.1(xii) only, the Clinical Agreement. TSD and TPC agree to indemnify, defend and hold the PPD Indemnitees harmless from any Claim against the PPD Indemnitees as a result of [*].

6. Attached hereto is a new Schedule 7.1 to the Agreement containing a list of Phase II Clinical Research Agreements and Letters of Indemnification and a list of Renal Impairment Site Agreements for which TSD or an Affiliate of TSD will assume the role of sponsor as defined in 21 CFR §312.3(b) after the Effective Date.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

7. Section 7.3 is deleted in its entirety and replaced with the following:

7.3 Indemnification Procedure.

(a)	If any action is brought against a party entitled to indemnification under Section 7.1 or 7.2, as applicable, (each, an “Indemnified Party”), such Indemnified Party or Parties shall promptly notify the party obligated to provide indemnification (an “Indemnifying Party”) in writing of the institution of such action.

(b)	Promptly upon receipt of notice pursuant to subparagraph (a) above, the Indemnifying Party shall promptly assume the defense of such action, including, without limitation, the employment of counsel reasonably satisfactory to such Indemnified Party or Parties, and payment of expenses. An Indemnified Party or Parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties, unless:

(i)	the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action; or

(ii)	the named parties to such action include both the Indemnified Party or Parties and the Indemnifying Party and such Indemnified Party or Parties shall have reasonably concluded that there may be one or more legal defenses available to it or them or to other Indemnified Parties which are different from, or in addition to, those available to the Indemnifying Party.

In either of the foregoing events, such fees and expenses shall be borne by the Indemnifying Party and the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party or Parties. Notwithstanding anything to the contrary set forth herein, under no circumstances shall the Indemnifying Party be obligated to assume responsibility for the expenses for more than one counsel for all the Indemnified Parties.

(c) Notwithstanding anything contained in this Section 7.3 to the contrary, the Indemnifying Party shall not be liable for any settlement of any such claim or action effected without its written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall have the right to settle or compromise any action, or permit a default or consent to the entry of judgment in, or otherwise seek to terminate, any pending or threatened action, in respect of which indemnity may be sought hereunder (whether or not any Indemnified Party is a party thereto), provided such settlement, compromise, consent, or termination includes an unconditional release of each Indemnified Party from all liability in respect of such action. In the event such an unconditional release is not obtainable for each Indemnified Party, then the Indemnifying Party must obtain the prior written consent of any Indemnified Party not so released before the Indemnifying Party may enter into such settlement, compromise, consent or termination.

8. PPD represents and warrants that the Sites listed under “Phase II Clinical Research Agreements and Letters of Indemnification” on Schedule 7.1 have not executed contracts with third party providers for services performed under the respective Clinical Research Agreements for Protocol [*] entitled, “[*]”.

9. Except as expressly provided herein, in the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

10. Except as otherwise amended herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 through duly authorized representatives as of the date first set forth herein.

Takeda San Diego, Inc.		Takeda Pharmaceutical Company Limited

By:	/s/ Stephen W. Kaldor	By:	/s/ Yasuhiko Yamanaka
Name:	Stephen W. Kaldor	Name:	Yasuhiko Yamanaka
Title:	President and Chief Scientific Officer	Title:	General Manager, Corporate Strategy and Planning

Development Partners, LLC		Pharmaceutical Product Development, Inc.

By:	/s/ Fred N. Eshelman	By:	/s/ Fred N. Eshelman
Name:	Fred N. Eshelman	Name:	Fred N. Eshelman
Title:	President	Title:	Chief Executive Officer

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 2.1(a)(i)(2)

THIRD PARTY CONTRACT TO BE ASSUMED BY TSD

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 7.1

CLINICAL RESEARCH AGREEMENTS AND

LETTERS OF INDEMNIFICATION

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.